Filed pursuant to Rule 424(b)(2)
Registration No. 333-194103

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
1.25% Senior Notes due 2022	$1,387,375,000	99.971%	$1,386,972,661.25	$139,668.15
2.00% Senior Notes due 2026	$832,425,000	99.821%	$830,934,959.25	$83,675.15
Total	$2,219,800,000	—	$2,217,907,620.50	$223,343.30

(1)	€1,250,000,000 aggregate principal amount of 1.25% Senior Notes due 2022 and €750,000,000 aggregate principal amount of 2.00% Senior Notes due 2026 will be issued. The Amount to be Registered is based on the February 18, 2016 euro/U.S.$ exchange rate of €1.00 = U.S.$1.1099, as reported by Bloomberg.
(2)	The filing fee is calculated in accordance with Rule 457(r) and Rule 457(o) of the Securities Act of 1933, as amended, by multiplying the proposed maximum aggregate offering price of the securities offered by the fee payment rate in effect on the date of fee payment.

Prospectus Supplement

(To Prospectus Dated February 24, 2014)

€1,250,000,000  1.250% Senior Notes due 2022

€750,000,000  2.000% Senior Notes due 2026

We are offering €1,250,000,000 aggregate principal amount of 1.250% Senior Notes due 2022 (the “2022 notes”) and €750,000,000 aggregate principal amount of 2.000% Senior Notes due 2026 (the “2026 notes” and, together with the 2022 notes, the “notes”). Interest on the notes will be payable in cash annually in arrears on February 25 of each year, beginning on February 25, 2017. The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. Also, we may, at our option, redeem the notes of any series, in whole but not in part, at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption, in the event of certain changes in tax law as described under “Description of Notes—Redemption Upon Changes in Withholding Taxes.”

We intend to apply to list the notes on The New York Stock Exchange (“NYSE”). The listing application will be subject to approval by the NYSE.

Investing in the notes involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-6.

	Per 2022 Note	Total	Per 2026 Note	Total
Public offering price(1)	99.971%	€1,249,637,500	99.821%	€748,657,500
Underwriting discount	0.375%	€4,687,500	0.450%	€3,375,000
Proceeds, before expenses, to Amgen(1)	99.596%	€1,244,950,000	99.371%	€745,282,500

(1)	Plus accrued interest, if any, from February 25, 2016, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The notes will be initially in the form of one or more registered global notes (the “global notes”). The global notes will be deposited with, and registered in the name of, a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), or a nominee of such common depositary. Ownership of interests in the global notes will be limited to persons that have accounts with Euroclear or Clearstream or their respective participants. The terms of the indenture relating to the notes will provide for the issuance of definitive registered notes only in certain limited circumstances. The underwriters expect to deliver the notes against payment on or about February 25, 2016, which is the fifth London business day following the date of this prospectus supplement.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	J.P. Morgan	Deutsche Bank

Senior Co-Managers

SMBC Nikko	Morgan Stanley	Citigroup	Goldman, Sachs & Co.
Co-Managers

BNP PARIBAS	Credit Suisse	HSBC	MUFG
Mizuho Securities	RBC Capital Markets	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is February 18, 2016

PROSPECTUS SUPPLEMENT

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Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of our offering of the notes. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to this offering. This prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any term sheet we authorize that supplements this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone other than us provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

IN CONNECTION WITH THE ISSUE OF THE SECURITIES, MERRILL LYNCH INTERNATIONAL (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON ITS BEHALF) MAY OVER-ALLOT SECURITIES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE SECURITIES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE SECURITIES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE SECURITIES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE SECURITIES. ANY STABILIZATION ACTION COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS.

References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to the currency of the United States of America; references to “£” and “sterling” are to the currency of the United Kingdom; and references to “€” or “euro” are to the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended. Unless stated otherwise or unless the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “Amgen,” “we,” “us” and “our” refer to Amgen Inc., a company incorporated in Delaware, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We maintain a website at www.amgen.com. These website addresses are not intended to function as

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hyperlinks, and the information contained on our website and in the SEC’s website is not incorporated by reference in this prospectus supplement and the accompanying prospectus and you should not consider it a part of this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 16, 2016; and

•	Current Report on Form 8-K, filed on February 17, 2016.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

Amgen Inc.

Attention: Investor Relations

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Tel: 805-447-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

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SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our notes. You should read the entire prospectus supplement and accompanying prospectus carefully, including “Risk Factors” and our consolidated financial statements and the related notes, other financial information and other documents incorporated by reference into this prospectus supplement and accompanying prospectus, before you decide to invest in our notes.

Amgen Inc.

We were incorporated in California in 1980 and organized as a Delaware corporation in 1987. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1799, and our telephone number is (805) 447-1000. Our website is located at www.amgen.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement.

Issuer	Amgen Inc.

Notes Offered	€2,000,000,000 in aggregate principal amount of notes, consisting of:

•	€1,250,000,000 aggregate principal amount of the 2022 notes; and

•	€750,000,000 aggregate principal amount of the 2026 notes.

Maturity Dates	2022 notes: February 25, 2022

2026 notes: February 25, 2026

Interest and Payment Dates	2022 notes: 1.250% per annum, payable annually in arrears in cash on February 25 of each year, beginning on February 25, 2017.

2026 notes: 2.000% per annum, payable annually in arrears in cash on February 25 of each year, beginning on February 25, 2017.

Change of Control Triggering Event	In the event of a change of control triggering event, as defined herein, the holders may require us to purchase for cash all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. See “Description of Notes—Change of Control Offer.”

Ranking	The notes will rank:

•

equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our revolving credit agreement (the “Revolving Credit Agreement”), our term loan facility credit agreement (the “Term Loan Credit Agreement”), our 2.30% Senior Notes due June 2016, our 2.50% Senior Notes due November 2016, our floating rate Senior Notes due May 2017, our 1.25% Senior Notes due May 2017, our 2.125% Senior Notes due May 2017, our 5.85% Senior Notes due June 2017, our 6.15% Senior Notes due June 2018, our 4.375% Senior Notes due December 2018 (euro denominated), our 5.70% Senior Notes due February 2019, our floating rate Senior Notes due May 2019, our 2.20% Senior Notes due May 2019, our 2.125% Senior Notes due September 2019 (euro denominated), our 4.50% Senior Notes due March 2020, our 2.125% Senior Notes due May 2020, our 3.45% Senior Notes due October 2020, our 4.10% Senior Notes due June 2021, our 3.875% Senior Notes due November 2021, our 3.625% Senior Notes due May 2022, our 2.70% Senior Notes due May 2022, our 3.625% Senior Notes due May 2024, our 3.125% Senior Notes due May 2025, our 5.50% Senior Notes due December 2026 (pound sterling denominated), our 4.00% Senior

Notes due September 2029 (pound sterling denominated), our 6.375% Senior Notes due June 2037, our 6.90% Senior Notes due June 2038, our 6.40% Senior Notes due February 2039, our 5.75% Senior Notes due March 2040, our 4.95% Senior Notes due October 2041, our 5.15% Senior Notes due November 2041, our 5.65% Senior Notes due June 2042, our 5.375% Senior Notes due May 2043 and our 4.40% Senior Notes due May 2045;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

Optional Redemption	If the 2022 notes are redeemed before November 25, 2021 (three months prior to the maturity date of the 2022 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2022 notes are redeemed on or after November 25, 2021 (three months prior to the maturity date of the 2022 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

If the 2026 notes are redeemed before November 25, 2025 (three months prior to the maturity date of the 2026 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the make-whole amount as described in this prospectus supplement. If the 2026 notes are redeemed on or after November 25, 2025 (three months prior to the maturity date of the 2026 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

Payment of Additional Amounts

All payments of principal and interest on the notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge imposed by the United States or a political subdivision or taxing authority thereof or therein having power to tax, unless the withholding of such tax, assessment or governmental charge is required by law or the official interpretation or administration thereof. In the event such withholding or deduction of taxes is required by law, then, subject to certain exceptions, we will pay such “additional amounts” necessary so that the net payment of the principal of and interest on the applicable series of notes to a holder who is not a United States person for U.S. federal income tax purposes, including additional amounts, after the withholding or deduction, will not be less than the amount provided in such notes to be then due and payable. See “Description of Notes—Payment of Additional Amounts.”

Tax Redemption	If, due to certain changes in tax law, we have or will become obligated to pay additional amounts on the notes of any series or if there is a substantial probability that we will become obligated to pay additional amounts on the notes of any series, then we may, on giving not less than 15 days’ nor more than 60 days’ notice, at our option, redeem the notes of the relevant series, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with interest accrued and unpaid to, but not including, the date fixed for redemption. See “Description of Notes—Redemption Upon Changes in Withholding Taxes.”

Currency of Payment	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. See “Description of Notes—Issuance in Euro; Payment on the Notes.”

Covenants	The notes and the related indenture do not contain any financial or other similar restrictive covenants. However, we will be subject to the covenants described under the caption “Description of Notes.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately €1,987,529,554 after deducting discounts, commissions and our estimated expenses related to this offering.

We intend to use the net proceeds from this offering to repay our outstanding indebtedness, including borrowings under the Term Loan Credit Agreement, to repurchase shares of our common stock pursuant to our stock repurchase program and for general corporate purposes. See “Use of Proceeds” for additional information.

Conflict of Interest

Affiliates of certain of the underwriters may be lenders under the Term Loan Credit Agreement. As described in “Use of Proceeds,” a portion of the net proceeds from this offering may be used to repay a portion of our borrowings under the Term Loan Credit Agreement. Because more than 5% of the proceeds of this offering, not including underwriting discounts and commissions, may be received by affiliates of certain of the underwriters in this offering, this offering is being conducted in compliance with the requirements of FINRA Rule

5121, as administered by the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to this rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering as the offering is of debt securities that are investment grade rated in accordance with paragraph (a)(1)(C) of FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflict of Interest)” for additional information.

Form of Notes	The notes will be issued as global notes registered in the name of The Bank of New York Mellon, London Branch, or a nominee thereof, as common depositary for Euroclear and Clearstream, for the accounts of its direct and indirect participants. Those with beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Provisions Related to the Notes While Represented by the Global Notes.”

Denominations	The notes will be issued in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

Listing	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE.

Trading	The notes are new issues of securities with no established trading market. The underwriters have advised us that they currently intend to make a market in each series of the notes, but they are not obligated to do so and may, in their sole discretion, discontinue market-making at any time without notice. See “Underwriting” in this prospectus supplement for more information about possible market-making by the underwriters

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Further Issues	We may, without notice to or the consent of the holders or beneficial owners of the notes of any series, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the notes of that series. Any additional debt securities having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Paying Agent	The Bank of New York Mellon, London Branch

Governing Law	New York

RISK FACTORS

Prospective investors should carefully consider the following risk factors and the risk factors and assumptions related to our business identified or described in our most recent annual report on Form 10-K and any subsequent Current Report on Form 8-K and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before acquiring any of the notes. The occurrence of any one or more of the following could materially adversely affect your investment in the notes or our business and operating results.

Risks Relating to the Notes

The notes are structurally subordinated. This may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Amgen. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

Active trading markets for the notes may not develop.

The notes are new issues of securities for which there are currently no public markets. Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed. We cannot assure you trading markets for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that active trading markets do not develop, the liquidity and trading prices for the notes may be harmed.

We have been advised by the underwriters that they presently intend to make a market in the notes of each series. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make markets in the notes.

The liquidity of any markets for the notes will depend upon a number of factors, including the number of holders of the notes, our results of operations and financial condition, the markets for similar securities, the interest of securities dealers in making markets in the notes and other factors. Active or liquid trading markets for the notes may not develop.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the values of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the trading prices for, or liquidity of, the notes.

We are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our financial condition or results of operations, may cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements. The ratings on the notes may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

We may not have sufficient cash to repurchase the notes upon the occurrence of a “change of control triggering event.”

We will be required to offer to repurchase all of the notes upon the occurrence of a “change of control triggering event” (as defined below under “Description of Notes—Change of Control Offer”). We may not, however, have sufficient cash at that time or have the ability to arrange necessary financing on acceptable terms to repurchase the notes under such circumstances. If we are unable to repurchase the notes upon the occurrence of a change of control triggering event, it would result in an event of default under the indenture governing the notes. A default under the indenture could also lead to a default under the agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

We cannot assure you that the procedures for book-entry interests to be implemented through Euroclear or Clearstream will be adequate to ensure the timely exercise of your rights under the notes.

Unless and until notes in definitive registered form are issued in exchange for global notes, owners of book-entry interests will not be considered owners or holders of the notes except in the limited circumstances provided in the indenture. The common depositary for Euroclear and Clearstream (or its nominee) will be the sole registered holder of the global notes representing the notes. After payment to the common depositary, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of Euroclear or Clearstream, as applicable, and if you are not a participant in Euroclear or Clearstream, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder under the indenture.

Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from Euroclear or Clearstream. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any request actions on a timely basis.

Similarly, upon the occurrence of an event of default under the indenture, if you own a book-entry interest, you will be restricted to acting through Euroclear or Clearstream. We cannot assure you that the procedures to be implemented through Euroclear or Clearstream will be adequate to ensure the timely exercise of rights under the notes.

The notes have minimum specified denominations of €100,000.

The notes have minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is therefore possible that the notes may be traded in amounts in excess of €100,000 that are not integral multiples of €100,000. In such a case, a holder of notes who, as a result of trading such amounts, holds a principal amount of less than €100,000 may not receive a definitive certificate in respect of such holding (should definitive certificates be printed) and would need to purchase a principal amount of notes such that its holding amounts to at least €100,000.

Market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the eurozone, or the potential dissolution of the euro entirely, could adversely affect the value of the notes and our other outstanding debt obligations that are euro-denominated.

Despite the European Commission’s measures to address sovereign debt issues in Europe, concerns persist regarding the debt burden of certain eurozone countries and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual Member States. These and other concerns could lead to the re-introduction of individual currencies in one or more Member States, or, in more extreme circumstances, the possible dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro, as the case may be. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the notes. An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the current global economic crisis and the actions taken or to be taken by various national governments in response to the crisis could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

Furthermore, the notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New

York state court judgment is entered, which could be a long time. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately €1,987,529,554 after deducting discounts, commissions and our estimated expenses related to this offering.

We intend to use the net proceeds from this offering to repay our outstanding indebtedness, including borrowings under the Term Loan Credit Agreement, to repurchase shares of our common stock pursuant to our stock repurchase program and for general corporate purposes.

In the event of a repayment of a portion of our borrowings under the Term Loan Credit Agreement, we will repay the term loans under the Term Loan Credit Agreement without premium or penalty. As of December 31, 2015, borrowings under the Term Loan Credit Agreement consisted of $1.975 billion in term loans. The Term Loan Credit Agreement bears interest at a floating rate based on LIBOR plus additional interest, initially 1.0%, which can vary based on the credit ratings assigned to our long-term debt by Standard & Poor’s Financial Services LLC and Moody’s Investor Service, Inc. A portion of the principal amount of this debt is required to be repaid at the end of each quarter equal to 2.5% of the original amount of the loan, or $125 million, with the balance due on October 1, 2018.

CURRENCY CONVERSION

Principal, premium, if any, and interest payments in respect of the notes and additional amounts, if any, will be payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of each series of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros. See “Description of Notes—Issuance in Euro; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Investors will be subject to foreign exchange risks as to payments of principal of, and premium, if any, and interest on, the notes that may have important economic and tax consequences to them. See “Risk Factors.” You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

As of February 18, 2016, the euro/U.S. $ exchange rate was €1.00 = U.S. $1.1099, as reported by Bloomberg.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges	7.9x	5.9x	5.8x	5.5x	7.0x

These computations include Amgen and its consolidated subsidiaries. For these ratios, “earnings” is computed by adding income before income taxes and fixed charges (excluding capitalized interest), excluding our share of income/losses in equity method affiliates and including distributions from our affiliate, Kirin-Amgen, Inc. Fixed charges consist of (i) interest expense, which includes amortized premiums, discounts and capitalized expenses related to indebtedness, (ii) capitalized interest, (iii) a reasonable approximation of the interest factor deemed to be included in rental expense and (iv) preference security dividend requirements of consolidated subsidiaries, which were not material. Fixed charges exclude any interest related to unrecognized tax benefits, which is included in the provision for income taxes in our Consolidated Statements of Income.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash, cash equivalents and marketable securities and capitalization as of December 31, 2015. The table is presented:

•	on an actual basis; and

•	as adjusted to reflect the proceeds to us from the sale of the notes pursuant to this offering and the Use of Proceeds described above.

	As of December 31, 2015
	Actual	As Adjusted
	(unaudited) (in millions)
Cash, cash equivalents and marketable securities	$31,382	$33,588

Current portion of long-term debt:
Term Loan Credit Agreement due October 2018, current portion	$500	$500
Senior notes due June 2016 (2.30%)	750	750
Senior notes due November 2016 (2.50%)	1,000	1,000

Total current portion of long-term debt	2,250	2,250

Non-current portion of long-term debt:
Senior floating rate notes due May 2017	600	600
Senior notes due May 2017 (1.25%)	849	849
Senior notes due May 2017 (2.125%)	1,249	1,249
Senior notes due June 2017 (5.85%)	1,100	1,100
Senior notes due June 2018 (6.15%)	500	500
Term Loan Credit Agreement due October 2018, noncurrent portion	1,475	1,475
Senior notes due December 2018 (4.375%) (euro denominated)	598	598
Senior notes due February 2019 (5.70%)	999	999
Senior floating rate notes due May 2019	250	250
Senior notes due May 2019 (2.20%)	1,398	1,398
Senior notes due September 2019 (2.125%) (euro denominated)	731	731
Senior notes due March 2020 (4.50%)	300	300
Senior notes due May 2020 (2.125%)	750	750
Senior notes due October 2020 (3.45%)	898	898
Senior notes due June 2021 (4.10%)	999	999
Senior notes due November 2021 (3.875%)	1,747	1,747
Senior notes due May 2022 (3.625%)	748	748
Senior notes due May 2022 (2.70%)	499	499
Senior notes due May 2024 (3.625%)	1,398	1,398
Senior notes due May 2025 (3.125%)	995	995
Senior notes due December 2026 (5.50%) (pound sterling denominated)	696	696
Senior notes due September 2029 (4.00%) (pound sterling denominated)	1,018	1,018
Senior notes due June 2037 (6.375%)	899	899
Senior notes due June 2038 (6.90%)	499	499
Senior notes due February 2039 (6.40%)	996	996
Senior notes due March 2040 (5.75%)	697	697
Senior notes due October 2041 (4.95%)	596	596
Senior notes due November 2041 (5.15%)	2,234	2,234
Senior notes due June 2042 (5.65%)	1,245	1,245
Senior notes due May 2043 (5.375%)	1,000	1,000
Senior notes due May 2045 (4.40%)	1,243	1,243
Senior notes due 2022 offered hereby(1)	—	1,387
Senior notes due 2026 offered hereby(1)	—	831
Other notes	100	100

Total non-current portion of long-term debt	29,306	31,524

Total debt	$31,556	$33,774

	As of December 31, 2015
	Actual	As Adjusted
	(unaudited) (in millions)
Stockholders’ equity:
Preferred stock	$—	$—
Common stock and additional paid-in capital	30,649	30,649
Accumulated deficit	(2,086)	(2,086)
Accumulated other comprehensive loss	(480)	(480)

Total stockholders’ equity	28,083	28,083

Total capitalization	$59,639	$61,857

(1)	The amount in the “As Adjusted” column of the above table is the U.S. dollar equivalent of the aggregate principal amount of each series of the notes being offered hereby from euro using the exchange rate of €1.00:$1.1099 on February 18, 2016, as reported by Bloomberg.

DESCRIPTION OF NOTES

The following discussion of the terms of the notes (as defined below) supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

We will issue the 1.250% Senior Notes due 2022 (the “2022 notes”) and the 2.000% Senior Notes due 2026 (the “2026 notes” and, together with the 2022 notes, the “notes”) under an indenture, dated as of May 22, 2014 (the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), and an officer’s certificate to be dated as of February 25, 2016. The notes will each be a separate series of notes under the indenture. We may issue additional notes under the indenture.

The following summary of certain provisions of the indenture, the officer’s certificate and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, the officer’s certificate and the notes, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the notes. We urge you to read the indenture, officer’s certificate and the notes because they, and not this description, define your rights as holders of the notes. You may obtain a copy of the indenture and the officer’s certificate (which includes forms of the notes) from us upon request, as set forth under “Where You Can Find Additional Information; Incorporation by Reference” in this prospectus supplement.

As used in this discussion under the heading “Description of Notes,” unless otherwise specified, the terms “Amgen” “we,” “our,” and “us” refer solely to Amgen Inc. and not its subsidiaries.

General

•	The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other unsecured senior indebtedness, whether currently existing or hereafter created;

•	The 2022 notes and the 2026 notes will initially be issued in aggregate principal amounts of €1,250,000,000 and €750,000,000, respectively;

•	The 2022 notes will mature on February 25, 2022 and the 2026 notes will mature on February 25, 2026; and

•	The 2022 notes will pay interest at the rate of 1.250% per annum and the 2026 notes will pay interest at the rate of 2.000% per annum, which, in each case, shall be payable in cash annually in arrears on February 25 of each year, beginning on February 25, 2017 and will initially accrue from the date of issuance and thereafter from the last date to which interest has been paid.

We may, without notice to or the consent of the holders or beneficial owners of the notes of any series, create and issue additional notes and/or notes having the same ranking, interest rate, maturity and other terms as the notes of that series. Any additional debt securities having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture; provided that, in the case of any notes represented by global notes, for so long as may be required by the United States Securities Act of 1933, as amended (the “Securities Act”), or the procedures of the common depositary, the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) (or a successor or clearing system), such additional notes will be represented by one or more separate global notes in accordance with the terms of the indenture and subject to applicable transfer or other restrictions.

The notes are redeemable prior to maturity as described below under the headings “—Optional Redemption” and “—Redemption Upon Changes in Withholding Taxes.” The notes do not have the benefit of any sinking funds. The notes of each series will be issued only in registered form without coupons attached in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. Each series of notes will be represented by one or more global securities deposited with, or on behalf of, a common depositary for Euroclear and Clearstream (the “global notes”). See “Provisions Relating to the Notes While Represented by the Global Notes.”

Payments on the global notes will be made through the principal paying agent (as defined herein under the heading “—Paying Agent and Registrar”). Payments on the notes will be made at the specified office or agency of the principal paying agent; provided that all such payments with respect to notes represented by one or more global notes registered in the name of or held by a nominee of Euroclear or Clearstream, as applicable, will be by wire transfer of immediately available funds to the account specified by the holder or holders thereof.

In addition, at our option, if certificated notes (as defined below) are issued, we may make payments by check mailed to the holder’s registered address or by wire transfer to the account shown on the register for the certificated notes.

If certificated notes are issued, they will be issued only in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof upon receipt by the applicable registrar of instructions relating thereto and any certificates and other documentation required under the indenture. It is expected that such instructions will be based upon directions received by Euroclear or Clearstream, as applicable, from the participant which owns the relevant book-entry interests. Certificated notes issued in exchange for book-entry interests will, except as provided in the indenture, be subject to, and will have a legend with respect to the restrictions on transfer summarized below and described more fully under “Underwriting (Conflict of Interest)—Selling Restrictions.”

Subject to the restrictions on transfer referred to above, notes issued as certificated notes may be transferred or exchanged, in whole or in part, in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof to persons who take delivery thereof in the form of certificated notes. In connection with any such transfer or exchange, the indenture will require the transferring or exchanging holder to, among other things, furnish appropriate endorsements and transfer documents, to furnish information regarding the account of the transferee at Euroclear or Clearstream, where appropriate, to furnish certain certificates and opinions, and to pay any tax or other governmental charge in connection with such transfer or exchange. Any such transfer or exchange will otherwise be made without charge to the holder.

Notwithstanding the foregoing, we are not required to register the transfer or exchange of any notes:

•	for a period of 15 days prior to any date fixed for the redemption of the notes;

•	for a period of 15 days immediately prior to the date fixed for selection of notes to be redeemed in part;

•	for a period of 15 days prior to the record date with respect to any interest payment date; or

•	which the holder has tendered (and not withdrawn) for repurchase in connection with a change of control offer.

Issuance in Euro; Payment on the Notes

Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes and any payment of additional amounts (as described herein under the heading “—Payment of Additional Amounts”), will be payable in euro. However, if, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the principal paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

Paying Agent and Registrar

The Bank of New York Mellon, London Branch, will initially act as principal paying agent for the notes (the “principal paying agent”). The Bank of New York Mellon Trust Company, N.A., will initially act as security registrar for the notes. Upon notice to the trustee, we may change any paying agent or security registrar, and we or any of our subsidiaries may act as paying agent or registrar.

Interest

The 2022 notes will accrue interest at a rate of 1.250% per annum and the 2026 notes will accrue interest at a rate of 2.000% per annum. The notes will accrue interest on their stated principal amounts from February 25, 2016, or, in each case, from the most recent interest payment date on which interest has been paid or duly provided for. Accrued and unpaid interest on the notes will be payable annually in arrears on February 25 of each year, commencing on February 25, 2017. In each case, interest will be paid to the holder in whose name a note is registered at the close of business on the day that is one Business Day prior to the relevant interest payment date.

Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or February 25, 2016 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association. If any date on which interest, principal or premium is payable on the notes is not a Business Day, then payment of such amounts payable on such date will be made on the next succeeding day that is a Business Day (and, except as provided under “—Payment of Additional Amounts,” without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date or maturity date, as the case may be.

Any amounts payable on any notes that are not punctually paid on any payment date will cease to be payable to the person in whose name such notes are registered on the relevant record date, and such defaulted payment will instead be payable to the person in whose name such notes are registered on the special record date or other specified date determined in accordance with the indenture.

Ranking

The notes will be senior unsecured obligations of Amgen. The notes will rank:

•

equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness under our Revolving Credit Agreement, our Term Loan Credit Agreement, our 2.30% Senior Notes due June 2016, our 2.50% Senior Notes due November 2016, our floating rate Senior Notes due May 2017, our 1.25% Senior Notes due May 2017, our 2.125% Senior Notes due May 2017, our 5.85% Senior Notes due June 2017, our 6.15% Senior Notes due June 2018, our 4.375%

Senior Notes due December 2018 (euro denominated), our 5.70% Senior Notes due February 2019, our floating rate Senior Notes due May 2019, our 2.20% Senior Notes due May 2019, our 2.125% Senior Notes due September 2019 (euro denominated), our 4.50% Senior Notes due March 2020, our 2.125% Senior Notes due May 2020, our 3.45% Senior Notes due October 2020, our 4.10% Senior Notes due June 2021, our 3.875% Senior Notes due November 2021, our 3.625% Senior Notes due May 2022, our 2.70% Senior Notes due May 2022, our 3.625% Senior Notes due May 2024, our 3.125% Senior Notes due May 2025, our 5.50% Senior Notes due December 2026 (pound sterling denominated), our 4.00% Senior Notes due September 2029 (pound sterling denominated), our 6.375% Senior Notes due June 2037, our 6.90% Senior Notes due June 2038, our 6.40% Senior Notes due February 2039, our 5.75% Senior Notes due March 2040, our 4.95% Senior Notes due October 2041, our 5.15% Senior Notes due November 2041, our 5.65% Senior Notes due June 2042, our 5.375% Senior Notes due May 2043 and our 4.40% Senior Notes due May 2045;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated in right of payment to all of our subsidiaries’ obligations (including secured and unsecured obligations) and subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

The notes and the indenture do not limit our ability to incur additional indebtedness. We may incur substantial additional amounts of indebtedness in the future.

Optional Redemption

The 2022 notes may be redeemed prior to maturity at our option, at any time in whole or from time to time in part. If the 2022 notes are redeemed before November 25, 2021 (three months prior to the maturity date of the 2022 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount (as defined below), if any. If the 2022 notes are redeemed on or after November 25, 2021 (three months prior to the maturity date of the 2022 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

The 2026 notes may be redeemed prior to maturity at our option, at any time in whole or from time to time in part. If the 2026 notes are redeemed before November 25, 2025 (three months prior to the maturity date of the 2026 notes), the redemption price will equal the sum of (1) 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount (as defined below), if any. If the 2026 notes are redeemed on or after November 25, 2025 (three months prior to the maturity date of the 2026 notes), the redemption price will equal 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

If we give notice as provided in the indenture and funds for the redemption of any notes called for redemption sufficient to pay the redemption price have been deposited with the principal paying agent on or before 10:00 a.m., London time, on the redemption date, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

Upon surrender of a note that is redeemed in part, we shall execute and the trustee shall authenticate for the holder a new note of the same series and the same maturity equal in principal amount to the unredeemed portion of the note surrendered.

Redemption Upon Changes in Withholding Taxes

If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced on or after the date of this prospectus supplement, we become or will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” or (b) any act is taken by a Relevant Taxing Jurisdiction on or after the date of this prospectus supplement, whether or not such act is taken with respect to us or any affiliate, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem the notes of any affected series, as a whole but not in part, upon not less than 15 days’ nor more than 60 days’ published notice in accordance with “—Notices” below, at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us (which does not include substitution of the obligor under the notes). No redemption pursuant to (a) or (b) above may be made unless we have received an opinion of independent counsel to the effect that as a result of such change or amendment we will, or that an act taken by a Relevant Taxing Jurisdiction has resulted in a substantial probability that we will, or may, be required to pay the additional amounts described herein under the heading “—Payment of Additional Amounts,” and we shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the notes pursuant to their terms.

Notice of Redemption

We will publish a notice of any redemption of any affected series of notes described above in accordance with the provisions described under “—Notices.” If fewer than all of the notes are to be redeemed at any time, the principal paying agent will select the notes to be redeemed in accordance with the rules of the principal securities exchange, if any, on which the notes are listed at such time or, if the notes are not listed on a securities exchange, in accordance with the rules of Euroclear or Clearstream, or absent any such rules, pro rata, by lot; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a note not redeemed to less than €100,000. The principal paying agent shall not be liable for any selections made by it in accordance with this paragraph.

We will give notice of any optional redemption to the registered holders of notes at least 15 but not more than 60 days before a redemption date. The notice shall identify the notes to be redeemed and shall state:

•	the redemption date;

•	the redemption price;

•	the name and address of the paying agent;

•	if any notes are being redeemed in part, the portion of the principal amount of such notes to be redeemed and that, after the redemption date and upon surrender of such notes, a new note or notes in principal amount equal to the unredeemed portion of the original note shall be issued in the name of the holder of the notes thereof upon cancellation of the original note;

•	that the notes called for redemption must be surrendered to the paying agent to collect the redemption price;

•	that interest on the notes called for redemption ceases to accrue on and after the redemption date unless we default in the deposit of the redemption price; and

•	the CUSIP and/or ISIN number of the notes.

At our request, the trustee shall give the notice of redemption in our name and at our expense.

Payment of Additional Amounts

All payments of principal and interest on the notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge (collectively, “Taxes”) imposed by any Relevant Taxing Jurisdiction, unless the withholding of such Taxes is required by law or the official interpretation or administration thereof. We will, subject to the exceptions and limitations set forth below, pay such additional amounts as are necessary in order that the net payment of the principal of and interest on the applicable series of notes to a holder who is not a U.S. person for U.S. federal income tax purposes, after deduction for any present or future Taxes of any Relevant Taxing Jurisdiction, imposed by withholding with respect to the payment, will not be less than the amount provided in such notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any Taxes that are imposed or withheld solely by reason of the holder or beneficial owner, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(d) being or having been a “10-percent shareholder” of the obligor under the notes within the meaning of section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e) being or having been a bank receiving interest described in section 881(c)(3)(A) of the Code or any successor provision;

(2) to any holder that is not the sole beneficial owner of the note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any Taxes that are imposed or withheld solely by reason of the failure to (a) comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the holder or beneficial owner of such note, if compliance is required by statute or by regulation of the Relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes (including the submission of an applicable U.S. Internal Revenue Service (“IRS”) Form W-8 (with any required attachments)) or (b) comply with any informational gathering and reporting requirements or to take any similar action (including entering into any agreement with the IRS), in each case, that are required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the holder;

(4) to any Taxes that are imposed otherwise than by withholding from the payment;

(5) to any Taxes that are imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

(7) to any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(8) to any Taxes that are imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such notes for payment on a date more than 30 days after the date on which such payment became due and payable, except to the extent that the holder or beneficial owner thereof would have been entitled to additional amounts had the notes been presented for payment on any date during such 30 day period;

(9) to any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, as of the issue date (or any amended or successor version of such sections), any U.S. Treasury Regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(10) in the case of any combination of any items (1) through (9).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading “—Payment of Additional Amounts,” we shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

Change of Control Offer

If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to €100,000 or integral multiples of €1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In the change of control offer, we will be required to offer payment in cash equal to 101 % of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event, a notice will be provided to holders of the notes describing the transaction that constitutes the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is provided (the “change of control payment date”); provided, however, that in no event will the change of control payment date occur prior to the date 90 days following the first issue date of the notes.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	by 10:00 a.m., London time, deposit with the principal paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Beneficial owner” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (other than our company or one of our subsidiaries) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons or groups (other than our company or one of our subsidiaries), provided that none of the circumstances in this clause (2) will be a change of control if the persons that beneficially own our voting stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction; (3) we consolidate with, or merge with or into any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (1) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Fitch” means Fitch, Inc., and its successors.

“Group” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions and includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision.

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB—(or the equivalent) by S&P and BBB—(or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions.

“Rating agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means the rating on the applicable series of notes is lowered by at least two of the three rating agencies and the notes are rated below an investment grade rating by at least two of the three rating agencies on any day during the period commencing 60 days prior to the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following consummation of such change of control (which period will be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the rating agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Certain Covenants

Limitation on Liens

We will not, nor will we permit any of our Subsidiaries to, create or incur any Lien on any of our or their respective Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of our Indebtedness, without effectively providing that each series of notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of the first issue date of the notes;

(2) Liens granted after the first issue date of the notes on any of our or our Subsidiaries’ Properties securing our Indebtedness created in favor of the holders of the notes;

(3) Liens securing our Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the indenture; provided that those Liens do not extend to or cover any of our or our Subsidiaries’ Property other than the Property securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

(4) Liens created in substitution of or as replacements for any Liens permitted by the clauses directly above, provided that, based on a good faith determination of one of our officers, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

(5) Permitted Liens.

Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing any series of notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (b) 35% of Consolidated Net Worth calculated as of the first issue date of the notes.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, of ours or any of our Subsidiaries, unless:

(1) such transaction was entered into prior to the first issue date of the notes;

(2) such transaction was for the sale and leasing back to us of any Property by one of our Subsidiaries;

(3) such transaction involves a lease for less than three years;

(4) we would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the first paragraph of “—Limitation on Liens” above; or

(5) we apply an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of our or any of our Subsidiaries’ long-term Indebtedness within 120 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, we may, or may cause any of our Subsidiaries to, deliver debt securities to the trustee therefor for cancellation, such debt securities to be credited at the cost thereof to us.

Notwithstanding the foregoing, we and any of our Subsidiaries may enter into any sale lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the closing date of the sale-leaseback transaction or (b) 35% of Consolidated Net Worth calculated as of the first issue date of the notes.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1)	the fair market value of the assets subject to such transaction; and

(2)	the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture (which may include debt securities in addition to the notes offered hereby) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Business Day” means any day on which commercial banks and foreign exchange markets are open for business in New York and London and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET2) is operating.

“Calculation Agent” means an independent financial institution appointed by Amgen, which may include the paying agent, any of the managers or their respective affiliates who agree to serve in such capacity.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, the Stockholders’ Equity of us and our Consolidated Subsidiaries on that date.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement and the Term Loan Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Exempted Debt” means the sum of the following as of the date of determination:

(1)	our Indebtedness incurred after the first issue date of the notes and secured by Liens not permitted by the first sentence under “—Limitation on Liens” above; and

(2)	our and our Subsidiaries’ Attributable Liens in respect of sale and lease-back transactions entered into after the first issue date of the notes pursuant to the second paragraph of “—Limitation on Sale and Lease-Back Transactions” above.

“GAAP” means accounting principles generally accepted in the United States set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other documents by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Governmental Agency” means:

(1)	any foreign, federal, state, county or municipal government, or political subdivision thereof;

(2)	any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body;

(3)	any court or administrative tribunal; and

(4)	with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” of any Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit

(or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Make-Whole Amount” means the excess of (1) the net present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if such redemption had not been made, over (2) the aggregate principal amount of the notes being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made.

“Permitted Liens” means:

(1)	Liens securing Indebtedness under Credit Facilities;

(2)	Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing our Indebtedness;

(3)	Liens on any of our assets, any of our Subsidiaries’ assets, or the assets of any joint venture to which we or any of our Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(4)	(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us or one of our Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(5)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(6)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(8)	Liens on key-man life insurance policies granted to secure our Indebtedness against the cash surrender value thereof;

(9)	Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect us or any of our Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(10)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business;

(11)	pre-existing Liens on assets acquired by us or any of our Subsidiaries after the first issue date of the notes;

(12)	Liens in our favor or the favor of any of our Subsidiaries;

(13)	inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(14)	statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(15)	Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(16)	Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which we or any of our Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2⁄3% of the annual fixed rentals payable under such lease;

(17)	Liens consisting of deposits of Property to secure our statutory obligations or statutory obligations of any of our Subsidiaries in the ordinary course of its business;

(18)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which we or any of our Subsidiaries is a party in the ordinary course of its business, but not in excess of $75,000,000;

(19)	purchase money Liens or purchase money security interests upon or in any Property acquired or held by us or any of our Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property;

(20)	Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the Code, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time; and

(21)	Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

“Reference Bund” means, for the 2022 notes, the Federal Government Bond of Bundesrepublik Deutschland due January 4, 2022, with ISIN 0001135465, and for the 2026 notes, the Federal Government Bond of Bundesrepublik Deutschland due February 15, 2026, with ISIN 0001102390.

“Reference Dealers” means each of the four banks selected by a Calculation Agent which are primary European government security dealers, and their respective successors, or market makers in pricing corporate bond issues.

“Reinvestment Rate” means, for the 2022 notes, 0.250%, and for the 2026 notes, 0.300%, in each case plus the average of the four quotations given by the Reference Dealers of the mid-market annual yield to maturity of the Reference Bund at 11: 00 a.m. (Central European time (“CET”)) on the fourth Business Day preceding such redemption date and if the Reference Bund is no longer outstanding, a Similar Security will be chosen by the Calculation Agent at 11: 00 a.m. (CET) on the third Business Day in London preceding such redemption date, quoted in writing by the Calculation Agent to us.

“Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 30, 2014, among us, the banks therein named, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, as joint lead arrangers and joint book runners, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Similar Security” means a reference bond or reference bonds issued by the German Federal Government having an actual or interpolated maturity comparable with the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

“Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

“Term Loan Credit Agreement” means the Term Loan Facility Credit Agreement, dated as of September 20, 2013, among us, the banks therein named, Bank of America, N.A., as administrative agent, and Barclays Bank PLC and JPMorgan Chase Bank, N.A., as syndication agents, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

Events of Default

Event of default means, with respect to each series of notes, any of the following:

•	default in the payment of any interest on the notes of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with the principal paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of the notes of that series at their maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than defaults pursuant to the previous two bullet points above or pursuant to a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series of notes), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding notes of the affected series as provided in the indenture; or

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of our company.

No event of default with respect to the notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

We will provide the trustee written notice of any default or event of default within 30 days of becoming aware of the occurrence of such default or event of default, which notice will describe in reasonable detail the status of such default or event of default and what action we are taking or propose to take in respect thereof.

If an event of default with respect to a series of notes occurs and is continuing (other than an event of default regarding certain events of bankruptcy, insolvency or reorganization of our company), then the trustee or the holders of not less than a majority in principal amount of the outstanding notes of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all notes of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding debt securities issued under the indenture will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities, including the notes. At any time after a declaration of acceleration with respect to a series of notes has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding notes of that series may, by written notice to us and the trustee, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to the notes of that series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of the affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy under the indenture unless, among other things:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to the notes of that series; and

•	the holders of at least a majority in principal amount of the outstanding notes of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding notes of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of any such payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to our compliance with the indenture. If a default or event of default occurs and is continuing with respect to notes of any series and if it is known to a responsible officer of the trustee, the trustee shall deliver to each holder of the notes of that series notice of a default or event of default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default (except in the case of a default or event of default in payment of principal of or interest on any note of that series) with respect to notes of that series if it in good faith determines that withholding notice is in the interest of the holders of those notes.

Modification and Waiver

We and the trustee may modify and amend the indenture or notes of any series without the consent of any holder of notes:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the covenant described below under the heading “—Consolidation, Merger and Sale of Assets;”

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to add guarantees with respect to notes of any series or secure notes of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of notes of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that would not adversely affect the rights of any holder of notes in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of additional notes of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the U.S. Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the U.S. Trust Indenture Act of 1939.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding notes of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected note then outstanding if that amendment will:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including any additional amounts) on the notes;

•	reduce the principal of or premium on or change the fixed maturity of the notes;

•	waive a default in the payment of the principal of, premium or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest on the notes payable in currency other than that stated in the notes;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of the notes to receive payment of the principal of, premium and interest on the notes and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to the notes.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any note of that series; provided, however, that the holders of a majority in principal amount of the outstanding notes of the affected series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to the description of notes contained in this prospectus supplement will be deemed to adversely affect the interests of the holders of the notes.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a “successor person,” unless:

•	we are the surviving corporation or the successor person (if other than Amgen) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, pursuant to a supplemental indenture, our obligations on the notes and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the indenture.

Notwithstanding the foregoing, any of our Subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us.

Defeasance and Covenant Defeasance

Legal Defeasance

The indenture provides that we may be discharged from any and all obligations in respect of the notes (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money, U.S. government obligations and/or foreign government obligations that, through the payment of interest and principal in accordance with their terms, will provide money, U.S. government obligations or foreign government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments in accordance with the terms of the indenture and the notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the IRS a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “—Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants set forth in this prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes, which we refer to as a “covenant defeasance.”

The conditions include:

•	depositing with the trustee money, U.S. government obligations and/or foreign government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments in accordance with the terms of the indenture and the notes; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

In the event we exercise our option to effect covenant defeasance with respect to any series of the notes and the notes of that series are declared due and payable because of the occurrence of any event of default, the amount of money, U.S. government obligations and/or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is trustee under the indenture.

Notices

Notices to holders of the notes will be sent to such holders. Any notice shall be deemed to have been given on the date of sending. So long as the notes are represented by a global security deposited with The Bank of New York Mellon, London Branch, or any successor thereto, as the common depositary for Clearstream and Euroclear, notices to holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. The trustee will transmit notices to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only transmit these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

Governing Law

The indenture and the notes, including any claim or controversy arising out of or relating to the indenture or the notes, will be governed by the laws of the State of New York.

PROVISIONS RELATING TO THE NOTES WHILE REPRESENTED BY THE GLOBAL NOTES

General

The notes issued on the closing date will be issued in the form of global notes in fully registered form without coupons representing the aggregate principal amount of the outstanding notes of each series. Each global note will be deposited with, or on behalf of, a common depositary for Euroclear and Clearstream.

Book-entry interests will be limited to persons that have accounts with Euroclear and/or Clearstream, or persons that hold interests through such participants. Euroclear and Clearstream will hold interests in the global notes or depositary interest therein on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances described below, book-entry interests will not be held in certificated notes. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream and their participants.

The book-entry interests will not be held in definitive form. Instead, Euroclear and/or Clearstream will credit on their respective book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge book-entry interests. In addition, while the notes are in global form, owners of interest in the global note will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

The information below concerning Euroclear and Clearstream has been derived from information obtained from Euroclear and Clearstream and other sources. Those clearing systems could change their rules and procedures at any time. Neither Amgen nor the managers make any representation or warranty regarding the accuracy or completeness thereof.

Certificated notes

Under the terms of the indenture, owners of book-entry interests will receive certificated notes in registered form (the “certificated notes”) only in the following circumstances:

(1) if either Euroclear or Clearstream notifies Amgen that it is unwilling or unable to continue to act as depositary or that the common depositary with whom any global note is deposited is unwilling or unable to continue to act as common depositary and a successor depositary is not appointed by Amgen within 90 days;

(2) in whole, but not in part, at any time if Amgen in its sole discretion determines that any global note should be exchanged for certificated notes; or

(3) if the owner of a book-entry interest requests such exchange in writing delivered through either Euroclear or Clearstream following an Event of Default.

Each of Euroclear and Clearstream has advised Amgen that upon request by an owner of a book-entry interest described in the immediately preceding clause (3), its current procedure is to request that Amgen issue or cause to be issued notes in certificated form to all owners of book-entry interests.

In such an event, Amgen will issue certificated notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of Euroclear and/or Clearstream, as applicable (in accordance with their respectively customary procedures and based upon directions received from participants reflecting the beneficial ownership of book-entry interests), and such certificated notes will bear a restrictive legend with respect to certain transfer restrictions, unless that legend is not required by the indenture or applicable law.

To the extent permitted by law, Amgen, the trustee, the principal paying agent and the registrar shall be entitled to treat the registered holder of any global note as the absolute owner thereof. Amgen will not impose any fees or other charges in respect of the notes; however, holders of the book-entry interests may incur fees normally payable in respect of the maintenance and operation of accounts in Euroclear and/or Clearstream.

So long as the notes are held in global form, the common depositary for Euroclear and/or Clearstream (or its nominee) will be considered the sole holder of global notes for all purposes under the indenture. As such, participants must rely on the procedures of Euroclear and Clearstream and indirect participants must rely on the procedures of the participants through which they own book-entry interests in order to exercise any rights of holders under the indenture.

Neither the trustee nor any of its agents will have any responsibility or be liable for any aspect of the records relating to the book-entry interests.

Redemption of Global Note

In the event a global note, or any portion thereof, is redeemed, Euroclear and/or Clearstream, as applicable, will distribute the amount received by them in respect of the global note so redeemed to the holders of the book-entry interests in such global note from the amount received by it in respect of the redemption of such global note. Amgen understands that under existing practices of Euroclear and Clearstream, if fewer than all of the notes of any series are to be redeemed at any time, Euroclear and Clearstream will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or on such other basis as they deem fair and appropriate; provided, however, that no book-entry interest of less than €1,000 in principal amount may be redeemed in part.

Payments on Global Notes

Payments of any amounts (including principal, premium, interest and additional amounts) owing in respect of the notes will be made by Amgen in euro at the specified office or agency of the principal paying agent. The principal paying agent will, in turn, make such payments to the common depositary for Euroclear and Clearstream, which will distribute such payments to participants in accordance with its procedures.

Under the terms of the indenture, Amgen and the trustee will treat the registered holder of the global notes (e.g., the common depositary or its nominee) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither Amgen or the trustee or any of their respective agents has or will have any responsibility or liability for:

(1) any aspect of the records of Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest, for any such payments made by Euroclear, Clearstream or any participant or indirect participants, or for maintaining, supervising or reviewing any of the records of Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest; or

(2)	Euroclear, Clearstream or any participant or indirect participant.

Payments by participants to owners of book-entry interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name.”

In order to tender book-entry interests in the change of control offer the holder of the applicable global note must, within the time period specified in such offer, give notice of such tender to the principal paying agent and specify the principal amount of book-entry interests to be tendered.

Action by Owners of Book-Entry Interests

Euroclear and Clearstream have advised Amgen that they will take any action permitted to be taken by a holder (including the presentation of notes for exchange as described above) only at the direction of one or more participants to whose account the book-entry interests in any global note are credited and only in respect of such portion to the aggregate principal amount of notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of such global note. However, if there is an Event of Default under the notes, each of Euroclear and Clearstream reserve the right to exchange the global notes for certificated notes in certificated form, and to distribute such certificated notes to its participants.

Global Clearance and Settlement under the Book-Entry System

Initial Settlement

Book-entry interests owned through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-entry interests will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date. None of the notes may be held through, no trades of the notes will be settled through, and no payments with respect to the notes will be made through, The Depository Trust Company in the United States of America.

Secondary Market Trading

The book-entry interests will trade through participants of Euroclear or Clearstream and will settle in same-day funds. Since the purchaser and seller determine the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Information Concerning Euroclear and Clearstream

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but neither we nor the trustee take responsibility for the accuracy of this information.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined herein) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Custody Risks

Investors that acquire, hold and transfer interests in the notes by book-entry through accounts with Euroclear and/or Clearstream or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the individual securities.

Procedures Subject to Change

Although Euroclear and Clearstream have agreed to these procedures in order to facilitate transfers of securities among Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued and may be changed at any time by either of them.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	tax-exempt organizations;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the 2022 notes and the 2026 notes, as applicable, is sold to the public for cash) and assumes the notes are issued at a price that does not reflect more than a statutorily defined de minimis amount of original issue discount. Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

If an entity taxable as a partnership holds the notes, the tax treatment of the partners in the partnership will generally depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their own tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of their partnership interests.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. As used herein, “U.S. Holder” means a beneficial owner of the notes who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

Payments of Interest

Payments of qualified stated interest (“QSI”) on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. QSI generally means stated interest that is unconditionally payable in cash or in property at least annually at a single fixed rate. Interest on the notes is generally required to be paid annually, subject to deferral in certain circumstances. Although applicable U.S. Treasury regulations provide that interest will not fail to be treated as QSI merely because payment may be deferred if the payment date falls on a Saturday, Sunday or U.S. federal holiday (and additional interest is not payable as a result of such deferral), it is unclear whether interest on the notes will be treated as QSI where such interest is deferred in circumstances not specified in applicable U.S. Treasury regulations (i.e., interest payments on the notes may be deferred if the payment date falls on a day on which banking institutions in London or the TARGET2 system are closed, but such payment date does not fall on a Saturday, Sunday or U.S. federal holiday). Although not free from doubt, we intend to take the position (to the extent we are required to do so), and this disclosure assumes, that the payments of stated interest under the notes will be treated as QSI. If the payments of stated interest were not treated as QSI, stated interest would be taxable to a U.S. Holder of the notes as the stated interest is accrued, regardless of the U.S. Holder’s method of accounting. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of payments of stated interest.

A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes and that receives a payment of stated interest on the notes in euros will be required to include in income (as U.S. source ordinary income) the U.S. dollar value of the euro interest payment (determined based on the spot rate of exchange on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at such time. A cash method U.S. Holder will not recognize exchange gain or loss with respect to the receipt of such stated interest, but may have exchange gain or loss attributable to the actual disposition of the euros so received.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will be required to include in income (as U.S. source ordinary income) the U.S. dollar value of the stated interest in euro that has accrued with respect to the notes during an accrual period. The U.S. dollar value of such accrued stated interest will be determined by translating such interest at the average spot rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average spot rate of exchange for the partial period within each taxable year. An accrual basis U.S. Holder may elect, however, to translate such accrued stated interest into U.S. dollars using the spot rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the spot rate of exchange on the last day of the of the portion of the accrual period within each taxable year. Alternatively, if the last day of an accrual period is within five business days of the date of receipt of the accrued stated interest, a U.S. Holder that has made the election described in the prior sentence may translate such interest using the spot rate of exchange on the date of receipt. The above election must be applied consistently to all debt instruments held by an electing U.S. Holder and may not be changed without the consent of the IRS.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize exchange gain or loss with respect to accrued stated interest on the date such interest is received. The amount of exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the euro payment received (determined based on the spot rate of exchange on the date such interest is received) in respect of the relevant accrual period and the U.S. dollar value of the stated interest income that has accrued during such accrual period (as determined above), regardless of whether the payment is in fact converted to U.S. dollars at such time. Any such exchange gain or loss generally will constitute U.S. source ordinary income or loss.

Additional Payments

In certain circumstances (see “Description of Notes—Optional Redemption,” “Description of Notes— Change of Control Offer,” and “Description of Notes—Payment of Additional Amounts”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Our position is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by the applicable U.S. Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a U.S. Holder’s income and the timing of our deductions with respect to the notes. U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note.

A U.S. Holder’s adjusted tax basis in a note will, in general, be the cost of such note to such U.S. Holder. If a U.S. Holder uses foreign currency to purchase a note, the cost of the note will be the U.S. dollar value of the foreign currency purchase price determined at the spot rate of exchange on the date of purchase. The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a note generally will not result in taxable gain or loss for a U.S. Holder.

Any gain or loss recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be U.S. source gain or loss and, except as discussed below with respect to exchange gain or loss, generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder may recognize exchange gain or loss that is attributable to fluctuations in currency exchange rates with respect to the principal amount of such note. Exchange gain or loss attributable to fluctuations in currency exchange rates with respect to the principal amount of a note generally will equal the difference, if any, between (i) the U.S. dollar value of the U.S. Holder’s foreign currency purchase price for the note, determined at the spot rate of exchange on the date the U.S. Holder disposes of the note and (ii) the U.S. dollar value of the U.S. Holder’s foreign currency purchase price for the note, determined at the spot rate of exchange on the date the U.S. Holder purchased such note. Any such exchange gain or loss generally will constitute U.S. source ordinary income or loss. In addition, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder may realize exchange gain or loss attributable to amounts received with respect to accrued and unpaid stated interest, which will be treated as discussed above under “—Payment of Stated Interest.” However, upon such a sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder will realize any exchange gain or loss (including with respect to principal, accrued interest) only to the extent of total gain or loss realized by such U.S. Holder on such disposition.

Tax Return Disclosure Requirements

U.S. Treasury Regulations meant to require the reporting of certain tax shelter transactions cover certain transactions generally not regarded as tax shelters, including certain foreign currency transactions giving rise to losses in excess of certain thresholds, such as the receipt or accrual of interest or a sale, exchange, redemption or other taxable disposition of a foreign currency note or of foreign currency received in respect of a foreign currency note. U.S. Holders should consult their tax advisors to determine the tax return disclosure obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest payments on the notes or upon the proceeds received upon the sale or other taxable disposition of such notes (including a redemption or retirement of the notes). Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are generally exempt from information reporting and backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that the holder has failed properly to report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a “non-U.S. Holder” of the notes. A “non-U.S. Holder” is a beneficial owner of the notes who is not a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest and Additional Payments

Interest that is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	the non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the non-U.S. Holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the non-U.S. Holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest if the non-U.S. Holder provides us or the paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

If interest paid to a non-U.S. Holder is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. Holder provides appropriate certification), the non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such non-U.S. Holder were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, any effectively connected earnings and profits, as adjusted for certain items, may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Offer”), we may be obligated to pay amounts in excess of stated interest and the principal amount of the notes. Such payments may be treated as interest subject to the rules applicable to interest payments discussed above and below, as additional amounts paid for the notes and subject to the rules applicable to taxable dispositions of notes discussed below, or as other income subject to U.S. federal withholding tax. A non-U.S. Holder who is subject to U.S. federal withholding tax on any additional payments should consult the holder’s own tax advisor as to whether the holder can obtain a refund for all or a portion of the U.S. federal withholding tax.

Sale or Other Taxable Disposition of Notes

Any gain realized by a non-U.S. Holder on the sale, exchange, retirement, redemption or other taxable disposition of a note (other than any amount allocable to accrued and unpaid interest, which is taxable as interest and may be subject to the rules discussed above in “—Non-U.S. Holders—Payments of Interest and Additional Payments”) generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other taxable disposition, and certain conditions are met.

A non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits. A non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other taxable disposition of a note which may be offset by certain U.S.-source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

A non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments made to the non-U.S. Holder, provided that the payor does not have actual knowledge or reason to know that such holder is a United States person for U.S. federal income tax purposes, and the holder has provided the statement described above under “—Non-U.S. Holders—Payments of Interest and Additional Payments.” In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related brokers if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a “United States person” or the holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to the non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

A non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Withholding Taxes on Certain Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”), a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, debt securities paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable U.S. Treasury Regulations, withholding under FATCA generally applies to payments of interest on a note and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding these withholding provisions.

E.U. SAVINGS DIRECTIVE

Under Council Directive 2003/48/EC on the taxation of savings income in the form of interest payments (the “Savings Directive”), the competent authority of each Member State is required to provide to the competent authorities of another Member State details of certain payments of interest or similar income paid or secured by a person established within its jurisdiction to or for the benefit of an individual resident in that other Member State or certain limited types of entities established in that other Member State.

For a transitional period, Austria is instead required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments, deducting tax at a rate of 35 per cent. The end of the transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries. A number of non-E.U. countries and territories including Switzerland have adopted similar measures (either provision of information or transitional withholding (a withholding system in the case of Switzerland)).

On November 10, 2015, the Council of the European Union adopted a directive repealing the Savings Directive from January 1, 2017 in the case of Austria and from January 1, 2016 in the case of all other Member States (subject to ongoing requirements to fulfill administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before those dates). This is to prevent overlap between the Savings Directive and a new automatic exchange of information regime to be implemented under Council Directive 2011/16/EU on Administrative Cooperation in the field of Taxation (as amended by Council Directive 2014/107/EU). The new regime under Council Directive 2011/16/EU (as amended) is aligned with the single global Standard for Automatic Exchange of Financial Account Information in Tax Matters developed and released by the Organisation for Economic Co-operation and Development in July 2014. Council Directive 2011/16/EU (as amended) is generally broader in scope than the Savings Directive, although it does not impose withholding taxes.

Investors who are in any doubt as to their position should consult their independent professional advisers.

UNDERWRITING (CONFLICT OF INTEREST)

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal Amount of 2022 Notes	Principal Amount of 2026 Notes
Merrill Lynch International	€312,500,000	€187,500,000
Barclays Bank PLC	250,000,000	150,000,000
J.P. Morgan Securities plc	225,000,000	135,000,000
Deutsche Bank AG, London Branch	187,500,000	112,500,000
SMBC Nikko Capital Markets Limited	62,500,000	37,500,000
Morgan Stanley & Co. International plc	37,500,000	22,500,000
Citigroup Global Markets Limited	37,500,000	22,500,000
Goldman, Sachs & Co	37,500,000	22,500,000
BNP Paribas	12,500,000	7,500,000
Credit Suisse Securities (Europe) Limited	12,500,000	7,500,000
HSBC Bank plc	12,500,000	7,500,000
Mitsubishi UFJ Securities International plc	12,500,000	7,500,000
Mizuho International plc	12,500,000	7,500,000
RBC Europe Limited	12,500,000	7,500,000
UBS Limited	12,500,000	7,500,000
Wells Fargo Securities International Limited	12,500,000	7,500,000

Total	€1,250,000,000	€750,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to investors will initially be offered at the initial offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial offering price of up to 0.200% of the principal amount of the 2022 notes and 0.250% of the principal amount of the 2026 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial offering price of up to 0.150% of the principal amount of the 2022 notes and 0.200% of the principal amount of the 2026 notes. If all the notes are not sold at their initial offering prices, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes of each series are a new issue of securities with no established trading market. We intend to apply to list the notes of each series on the NYSE. It is not possible to predict whether the application will be approved for listing or, if approved, whether the application will be approved prior to the settlement date. Settlement of the notes is not conditional on obtaining the listing, and we are not required to maintain the listing. We have been advised by the underwriters that the underwriters intend to make a market in the notes of each series but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes of any series than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of such notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short-covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the price of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

It is expected that delivery of the notes will be made against payment therefor on or about February 25, 2016, which is the fifth London business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under the E.U. Central Securities Depositaries Regulation, trades in the secondary market generally are required to settle in two London business days unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes earlier than the second London business day before February 25, 2016 will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3,000,000. The underwriters have agreed to reimburse us for certain of our expenses in connection with the offering.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services and other commercial dealings in the ordinary course of business for us, for which they received or will receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflict of Interest

Affiliates of certain of the underwriters may be lenders under the Term Loan Credit Agreement. As described in “Use of Proceeds,” a portion of the net proceeds from this offering may be used to repay a portion of our borrowings under the Term Loan Credit Agreement. Because more than 5% of the proceeds of this offering, not including underwriting discounts and commissions, may be received by affiliates of certain of the underwriters in this offering, this offering is being conducted in compliance with the requirements of FINRA Rule 5121, as administered by FINRA. Pursuant to this rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the offering is of debt securities that are investment grade rated in accordance with paragraph (a)(1)(C) of FINRA Rule 5121. See “The Offering—Conflict of Interest” and “Use of Proceeds” for additional information.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of notes described in this prospectus supplement may be made to the public in that Relevant Member State other than:

a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b) to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the issuer and relevant underwriters for any such offer; or

c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The notes may be offered in Switzerland only on the basis of a non-public offering. This prospectus supplement and the accompanying prospectus do not constitute an issuance prospectus according to Section 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to Section 32 of the Listing

Rules of the Swiss Exchange. The notes may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus supplement and the accompanying prospectus nor any other offering materials relating to the notes may be publicly issued in connection with any such offer or distribution. The notes have not been and will not be approved by any Swiss regulatory authority. In particular, the notes are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998 as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, San Francisco, California.

PROSPECTUS

AMGEN INC.

Debt Securities

Common Stock

Preferred Stock

Warrants to Purchase Debt Securities, Common Stock, Preferred Stock

or Depositary Shares

Rights to Purchase Common Stock or Preferred Stock

Securities Purchase Contracts

Securities Purchase Units

Depositary Shares

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “About This Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

See “Risk Factors” on page 6 for information you should consider before buying any securities.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “AMGN.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “Amgen,” “we,” “our” or “us” refer to Amgen Inc. and its consolidated subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, we may sell debt securities; common stock; preferred stock; warrants to purchase debt securities, common stock, preferred stock or depositary shares; rights to purchase common stock or preferred stock; securities purchase contracts; securities purchase units; and depositary shares. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference into this prospectus and any accompanying prospectus supplement, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. This prospectus and any accompanying prospectus contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” and variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding product sales, regulatory activities, clinical trial results, reimbursement, expenses, earnings per share, liquidity and capital resources, trends and planned dividends and stock repurchases. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus and any accompanying prospectus supplement, whether as a result of new information, future events, changes in assumptions or otherwise.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information; Incorporation by Reference” below.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. We maintain a website at www.amgen.com. These website addresses are not intended to function as hyperlinks, and the information contained on our website and in the SEC’s website is not incorporated by reference in this prospectus and any accompanying prospectus supplement and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

This prospectus and any accompanying prospectus supplement incorporate important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 24, 2014;

•	Our Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on April 8, 2013; and

•	The descriptions of our common stock contained in our registration statements on Form 8-A filed with the SEC on September 7, 1983 and on April 1, 1993, including any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and any accompanying prospectus supplement and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:

Amgen Inc.

Attention: Investor Relations

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Tel: 805-447-1000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

AMGEN

We are a global biotechnology pioneer that discovers, develops, manufactures and delivers innovative human therapeutics. Our medicines help millions of patients in the fight against cancer, kidney disease, rheumatoid arthritis (RA), bone disease, and other serious illnesses. We operate in one business segment: human therapeutics.

We were incorporated in California in 1980 and organized as a Delaware corporation in 1987. Our public website is www.amgen.com. On our website, investors can find press releases, financial filings and other information about us. The SEC website, www.sec.gov, also offers access to reports and documents we have electronically filed with or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on our website and in the SEC’s website is not intended to be a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Report on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. We will not receive any of the proceeds from the sale of the securities offered by any selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	5.8x	5.5x	7.0x	8.6x	8.9x

These computations include Amgen and its consolidated subsidiaries. For these ratios, “earnings” is computed by adding income before income taxes and fixed charges (excluding capitalized interest), excluding our share of income/losses in equity method affiliates and including distributions from our affiliate, Kirin-Amgen, Inc. Fixed charges consist of (i) interest expense, which includes amortized premiums, discounts and capitalized expenses related to indebtedness, (ii) capitalized interest and (iii) a reasonable approximation of the interest factor deemed to be included in rental expense. Fixed charges exclude any interest related to unrecognized tax benefits, which is included in the provision for income taxes in our Consolidated Statements of Income.

For the periods indicated above, we have no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee. We have summarized the general features of the debt securities to be governed by the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been filed as an exhibit to the registration statement that we have filed with the SEC. We encourage you to read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in a resolution of our board of directors, in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement or term sheet.

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement or term sheet, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than Amgen) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

We will provide the trustee written notice of any default or event of default within 30 days of becoming aware of the occurrence of such default or event of default, which notice will describe in reasonable detail the status of such default or event of default and what action we are taking or propose to take in respect thereof.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of at least a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a default or event of default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall deliver to each securityholder of the securities of that series notice of a default or event of default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in the notes or our common stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	2,750,000,000 shares of common stock, $0.0001 par value; and

•	5,000,000 shares of preferred stock, $0.0001 par value.

The only equity securities currently outstanding are shares of common stock. As of February 13, 2014, there were approximately 755 million shares of common stock issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by our stockholders. Upon any liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities, subject to the liquidation preference of shares of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. Our outstanding shares of common stock are quoted on the Nasdaq Global Select Market under the symbol “AMGN.”

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors may, by resolution and without further action or vote by our stockholders, provide for the issuance of up to 5,000,000 shares of preferred stock from time to time in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the board of directors may determine.

The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by our stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. We began paying quarterly cash dividends in 2011. We expect to continue to pay quarterly dividends, although the amount and timing of any future dividends are subject to approval by our Board of Directors.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase debt securities, preferred stock or common stock or depositary shares. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Debt Warrants

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	anti-dilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants;

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants; and

•	the exercise price.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities, such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants;

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•	the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

The particular terms of each issue of rights, the rights agreement relating to the rights and the rights certificates representing rights will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the rights;

•	the date of determining the stockholders entitled to the rights distribution;

•	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and, as security for the holders’ obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as part of units consisting of a debt purchase contract and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities, (b) our debt obligations of third parties, including U.S. Treasury securities, or (c) preferred securities of a trust. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances, we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The applicable prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

We may, at our option, elect to offer fractional or multiple shares of preferred stock, rather than single shares of preferred stock (to be set forth in the prospectus supplement relating to a particular series of preferred stock). In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a supplemental prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, the City of New York, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default under the indenture has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

EXPERTS

The consolidated financial statements of Amgen Inc. appearing in Amgen Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Amgen Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Amgen Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

Latham & Watkins LLP, New York, New York, will pass upon certain legal matters relating to the issuance and sale of the securities on behalf of Amgen Inc. Certain employees of Latham & Watkins LLP and members of their families and other related persons own shares of our common stock.

€1,250,000,000 1.250% Senior Notes due 2022

€750,000,000 2.000% Senior Notes due 2026

Prospectus Supplement

BofA Merrill Lynch

Barclays

J.P. Morgan

Deutsche Bank

SMBC Nikko

Morgan Stanley

Citigroup

Goldman, Sachs & Co.

BNP PARIBAS

Credit Suisse

HSBC

MUFG

Mizuho Securities

RBC Capital Markets

UBS Investment Bank

Wells Fargo Securities

February 18, 2016